Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

BY AND AMONG

JACK OHIO FINANCE LLC

AND

VICI PROPERTIES L.P.

Dated as of April 5, 2019

i

Exhibit A:	Conveyed Property

Exhibit B:	Form of Certificate of Formation

Exhibit C:	Form of Operating Agreement

Exhibit D:	Form of Deed

Exhibit E:	Form of Bill of Sale

Exhibit F:	Form of Assignment of Leases

Exhibit G:	Form of Assignment of Intangible Property

Exhibit H:	Form of Certification in Compliance with Treasury Regulations Section 1.1445-2

Exhibit I:	Form of Transfer Sub Membership Interests Assignment Agreement

Schedule 1.01:	Endorsements

Schedule 7.02:	Estoppels, SNDAs and Consents

Schedule 8.02(d):	Required Third Party Deliverables

ii

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of April 5, 2019, is entered into by and between JACK OHIO FINANCE LLC, a Delaware limited liability company (the “Seller”) and VICI PROPERTIES L.P., a Delaware limited partnership (the “PropCo Buyer” and together with the Seller and the Transfer Sub (as defined below), the “Parties”).

RECITALS

WHEREAS, the Seller is the direct owner of Jack Cincinnati Casino LLC, a Delaware limited liability company (the “Subsidiary Seller”), which owns certain real property as further described herein;

WHEREAS, the Subsidiary Seller is the owner of the fee estate of the Company Real Property set forth on Exhibit A attached hereto and more particularly described in Exhibit A attached hereto (together with all Improvements and Appurtenant Rights related thereto, collectively, the “Conveyed Property”);

WHEREAS, the Seller wishes to cause the Subsidiary Seller to form a new limited liability company in the State of Delaware (authorized to do business in the State of Ohio), the sole member of which is the Subsidiary Seller (the “Transfer Sub”) and, upon the completion of the formation of the Transfer Sub, the Seller shall cause the Subsidiary Seller to contribute to the Transfer Sub in contemplation of the capitalization thereof, fee simple title in the Conveyed Property (the “Reorganization”);

WHEREAS, immediately following the Reorganization, the Subsidiary Seller will own all of the issued and outstanding limited liability company interests in the Transfer Sub (collectively, the “Transfer Sub Membership Interests”), and the Seller wishes to cause the Subsidiary Seller to sell to the PropCo Buyer, and the PropCo Buyer wishes to purchase from the Subsidiary Seller, all of the Transfer Sub Membership Interests, subject to the terms and conditions set forth herein (the “Transfer Sub Membership Interests Purchase”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller is entering into a Transaction Agreement (the “Transaction Agreement”) with HR Cincinnati, LLC, a Florida limited liability company (the “OpCo Buyer”), the PropCo Buyer, solely for purposes of Article IX of the Transaction Agreement, Seminole HR Holdings, LLC, a U.S. Virgin Islands limited liability company, and, solely for purposes of Articles III, VI, VII and IX of the Transaction Agreement, Jack Ohio LLC, a Delaware limited liability company, pursuant to which, among other things, immediately following the consummation of the Transfer Sub Membership Interests Purchase, the Seller will sell to the OpCo Buyer, and the OpCo Buyer will purchase from the Seller, all of the Membership Interests subject to the terms and conditions set forth in the Transaction Agreement (the “Membership Interest Sale”). Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Transaction Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Additional Encumbrances” has the meaning set forth in Section 8.02(c).

“Agreement” has the meaning set forth in the preamble.

“Assignment of Intangible Property” has the meaning set forth in Section 4.03(e).

“Assignment of Leases” has the meaning set forth in Section 4.03(d).

“Bill of Sale” has the meaning set forth in Section 4.03(c).

“Cash Consideration” means the Transfer Sub Membership Interests Purchase Price less (i) the PropCo R&W Insurance Cost and (ii) the Original Escrowed Amount.

“Company Real Property” means all real property (including, without limitation, all Conveyed Property), in each case together with the buildings and structures located thereon, and all associated parking areas, fixtures and all other improvements located thereon (the buildings and such other improvements are referred to herein collectively as the “Improvements”) owned by the Subsidiary Seller; all references hereinafter made to the Company Real Property shall be deemed to include all appurtenant rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on the Company Real Property or otherwise appertaining to or benefitting the Company Real Property or the Improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle the owner of the Company Real Property to related easements, land use rights, air rights, view shed rights, density credits, water, sewer, electrical or other utility service, credits or rebates, strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Company Real Property, and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Company Real Property (collectively, the “Appurtenant Rights”).

“Conveyed Property” has the meaning set forth in the Recitals.

“Deed” has the meaning set forth in Section 4.03(a).

“Escrowed Amount” has the meaning set forth in Section 7.04.

“Joinder” has the meaning set forth in Section 5.03(a).

“Membership Interest Sale” has the meaning set forth in the Recitals.

“Occupancy Agreement” has the meaning set forth in Section 7.03(c).

“OpCo Buyer” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the preamble.

“Permitted Encumbrances” has the meaning set forth in the Transaction Agreement.

“PropCo Buyer” has the meaning set forth in the preamble.

“PropCo R&W Insurance Cost” means fifty percent (50%) of the R&W Insurance Cost Seller Portion (as such term is defined in the Transaction Agreement).

“R&W Insurance Policy” has the meaning set forth in the Transaction Agreement.

“Reorganization” has the meaning set forth in the Recitals.

“Reorganization Closing” has the meaning set forth in Section 4.01.

“Seller” has the meaning set forth in the preamble.

“Subsidiary Seller” has the meaning set forth in the Recitals.

“Survival Period” has the meaning set forth in Section 7.04.

“Surviving Representations” has the meaning set forth in Section 7.04.

“Tenant” means any tenant, subtenant or licensee, as applicable, under any Tenant Lease.

“Tenant Leases” means those leases, subleases and licenses pursuant to which the Subsidiary Seller is the landlord or sublandlord, as applicable, pursuant to which the Subsidiary Seller leases, subleases or licenses all or a portion of the Conveyed Property to one or more tenants.

“Title Company” means First American Title Insurance Company.

“Title Policy” means, with respect to the Conveyed Property, an ALTA owner’s title insurance policy issued by the Title Company, in the amount of the Transfer Sub Membership Interests Purchase Price, or such other amount as the PropCo Buyer shall reasonably require, reflecting the Transfer Sub’s (or its designee’s) fee simple title to the Conveyed Property, subject only to the Permitted Encumbrances, with such endorsements as the PropCo Buyer shall reasonably require, including, without limitation, the endorsements set forth on Schedule 1.01, together with such co-insurance or re-insurance as the PropCo Buyer shall reasonably require, and otherwise in the condition required by this Agreement.

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transactions” means the Reorganization and the Transfer Sub Membership Interests Purchase.

“Transfer Sub” has the meaning set forth in the Recitals.

“Transfer Sub Escrow Agreement” has the meaning set forth in Section 7.04.

“Transfer Sub Membership Interests” has the meaning set forth in the Recitals.

“Transfer Sub Membership Interests Assignment Agreement” has the meaning set forth in Section 5.02(a).

“Transfer Sub Membership Interests Purchase” has the meaning set forth in the Recitals.

“Transfer Sub Membership Interests Purchase Price” means FIVE HUNDRED FIFTY EIGHT MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($558,250,000.00).

“Transfer Sub Operating Agreement” means the limited liability company operating agreement of the Transfer Sub.

“Transferred Assets” has the meaning set forth in Section 2.02.

ARTICLE II

REORGANIZATION

Section 2.01    Transfer Sub Formation. The Seller shall cause the Transfer Sub to be duly formed not more than five (5) Business Days prior to the Closing Date in Delaware pursuant to a certificate of formation in the form of Exhibit B and an operating agreement in the form of Exhibit C and shall cause it to be qualified to do business in the State of Ohio.

Section 2.02    Reorganization. Upon the terms and subject to the conditions of this Agreement, at the Reorganization Closing, which shall occur on the Closing Date but immediately prior to the Transfer Sub Membership Interests Closing which shall also occur on the Closing Date, the Seller shall cause the Subsidiary Seller to transfer, convey and assign to the Transfer Sub, and the Transfer Sub shall acquire and accept from the Subsidiary Seller, the following assets, properties, rights and claims of the Subsidiary Seller, wherever located, whether tangible or intangible, and all right, title and interest thereto and thereunder free and clear of all Encumbrances, other than Permitted Encumbrances (collectively, the “Transferred Assets”):

(a)    the Conveyed Property to the extent constituting “real property” as that term is defined in Treasury Regulation § 1.856-3(d); and

(b)    the benefits, rights, rights of Action and claims (express or implied) to the extent related to the Conveyed Property, including, without limitation, the right to seek and hold a permit or other authorization pursuant to applicable Gaming Laws.

ARTICLE III

PURCHASE AND SALE OF THE TRANSFER SUB MEMBERSHIP INTERESTS

Section 3.01    Purchase and Sale of Transfer Sub Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Transfer Sub Membership Interests Closing which shall occur on the Closing Date, the Seller shall cause the Subsidiary Seller to sell and convey (by assignment of the Transfer Sub Membership Interests or by way of merger of the Transfer Sub into PropCo Buyer, in PropCo Buyer’s sole discretion) to the PropCo Buyer, and the PropCo Buyer shall purchase from the Subsidiary Seller, the Transfer Sub Membership Interests; any sale and conveyance by way of merger of the Transfer Sub into PropCo Buyer shall be pursuant to documentation reasonably acceptable to the Parties.

ARTICLE IV

REORGANIZATION CLOSING

Section 4.01    Reorganization Closing. Unless this Agreement is earlier terminated pursuant to Article IX before satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions to be satisfied or waived at the Reorganization Closing), the closing of the Reorganization (the “Reorganization Closing”) shall take place immediately prior to the Transfer Sub Membership Interests Closing, which shall take place immediately prior to the MI Closing, all on the Closing Date as provided in the Transaction Agreement.

Section 4.02    Transfer Sub’s Closing Deliverables. At the Reorganization Closing, the Transfer Sub shall deliver to the Subsidiary Seller, with copies to the PropCo Buyer, all of the following:

(a)    if applicable, duly completed and signed (and acknowledged if required by Law) real estate transfer forms (including any Tax forms, if applicable); and

(b)    without limitation by specific enumeration of the foregoing, all other customary documents and deliveries reasonably required from the Transfer Sub to consummate the Reorganization.

Section 4.03    Seller’s Closing Deliverables. At the Reorganization Closing, the Seller shall, and shall cause the Subsidiary Seller to, deliver to the Transfer Sub, with copies to the PropCo Buyer (provided, that the PropCo Buyer shall not be required to be provided with copies of the items referenced in subparagraphs (h) and (i) below), all of the following:

(a)    a limited warranty deed, the form of which is attached hereto as Exhibit D, duly executed and acknowledged by the Subsidiary Seller conveying the Subsidiary Seller’s Conveyed Property to the Transfer Sub, subject only to Permitted Encumbrances (the “Deed”), together with the required conveyance fee exemption form and affidavit describing the nature of the conveyance;

(b)    if applicable, duly completed and signed (and acknowledged if required by Law) real estate transfer forms (including any Tax forms, if applicable);

(c)    a bill of sale, the form of which is attached hereto as Exhibit E, duly executed and acknowledged by the Subsidiary Seller (the “Bill of Sale”);

(d)    an assignment of Tenant Leases, in the form of which is attached hereto as Exhibit F, duly executed and acknowledged by the Subsidiary Seller, conveying to the Transfer Sub all of the Subsidiary Seller’s right, title and interest in and to the Tenant Leases (the “Assignment of Leases”);

(e)    an assignment and assumption agreement, the form of which is attached hereto as Exhibit G, duly executed by the Subsidiary Seller, assigning to the Transfer Sub all of the Subsidiary Seller’s, title and interest in all permits, to the extent assignable, all contracts and intangible property disclosed therein and relating to the Conveyed Property (the “Assignment of Intangible Property”);

(f)    a certification in compliance with Treasury Regulations Section 1.1445-2, certifying that the Transactions are exempt from withholding under Section 1445 of the Code, the form of which is attached hereto as Exhibit H;

(g)    such affidavits, certificates, documents and/or instruments in form and substance as the Title Company may reasonably require in order to omit from the Title Policy all exceptions and Encumbrances thereto (other than Permitted Encumbrances), including, without limitation, any exceptions for parties in possession claiming through the Subsidiary Seller (provided an exception specifically listing any tenants or subtenants occupying the Conveyed Property, as tenants or subtenants only, under leases with no option to purchase or rights of first refusal to purchase all or any portion of the Conveyed Property, shall be permitted); provided, that in no event shall any such affidavit, certificate, document or instrument impose any liability on the Seller or the Subsidiary Seller in respect of any liens against the Conveyed Property for which the OpCo Buyer has received or will receive a credit under the Closing Adjustment so long as the OpCo Buyer executes and delivers such affidavits, certificates, documents and/or instruments, as applicable, in accordance with Section 6.24 of the Transaction Agreement;

(h)    all books, records, corporate minute books and other files (on computer disc, if available) maintained by the Seller and its Subsidiaries relating to the Transferred Assets;

(i)    the originals (to the extent in the Seller’s possession) or, if originals are unavailable, copies of plans and specifications for the Improvements, permits, licenses and other agreements and approvals relating to the maintenance and operation of the Conveyed Property;

(j)    such organizational and authorizing documents of the Seller and/or the Subsidiary Seller as shall be reasonably required by the PropCo Buyer and the Title Company authorizing the Reorganization and the execution and delivery of any documents to be executed by the Seller and/or the Subsidiary Seller at the Reorganization Closing; and

(k)    without limitation by specific enumeration of the foregoing, all other customary documents reasonably required from the Seller and the Subsidiary Seller to consummate the Reorganization that do not impose any material liability on the Seller or the Subsidiary Seller.

ARTICLE V

TRANSFER SUB MEMBERSHIP INTERESTS CLOSING

Section 5.01    Transfer Sub Membership Interests Closing.

(a)    Unless this Agreement is earlier terminated pursuant to Article IX before satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions to be satisfied or waived at the Transfer Sub Membership Interests Closing), the Transfer Sub Membership Interests Closing shall take place on the Closing Date, immediately prior to the MI Closing and immediately following the Reorganization Closing.

(b)    At the Transfer Sub Membership Interests Closing, as consideration for the Transfer Sub Membership Interests, the PropCo Buyer shall pay, by wire transfer of immediately available funds, the Cash Consideration to the Seller.

Section 5.02    Seller’s Closing Deliverables. At the Transfer Sub Membership Interests Closing, the Seller shall cause the Subsidiary Seller and the Transfer Sub, as applicable, to deliver to the PropCo Buyer:

(a)    an assignment agreement, in the form attached hereto as Exhibit I (the “Transfer Sub Membership Interests Assignment Agreement”), executed by the Subsidiary Seller, pursuant to which (x) the Subsidiary Seller shall transfer and assign to the PropCo Buyer, all of its Transfer Sub Membership Interests and (y) concurrently with the Transfer Sub Membership Interests Closing and the execution of a Joinder by the PropCo Buyer, the board of managers of the Transfer Sub shall admit the PropCo Buyer as the sole member of the Transfer Sub and the Subsidiary Seller shall cease to be a member of the Transfer Sub;

(b)    a certification in compliance with Treasury Regulations Section 1.1445-2, certifying that the Transactions are exempt from withholding under Section 1445 of the Code, the form of which is attached hereto as Exhibit H;

(c)    such affidavits, certificates, documents and/or instruments in form and substance as the Title Company may reasonably require in order to omit from the Title Policy all exceptions and Encumbrances thereto (other than Permitted Encumbrances), including, without limitation, any exceptions for parties in possession claiming through the Subsidiary Seller and to provide non-imputation endorsements in favor of the PropCo Buyer (provided an exception specifically listing any tenants or subtenants occupying the Conveyed Property, as tenants or subtenants only, under leases with no option to purchase or rights of first refusal to purchase all or any portion of the Conveyed Property, shall be permitted); provided, that in no event shall any such affidavit, certificate, document or instrument impose any liability on the Seller or the Subsidiary Seller in respect of any liens against the Conveyed Property for which the OpCo Buyer has received or will receive a credit under the Closing Adjustment so long as the OpCo Buyer executes and delivers such affidavits, certificates, documents and/or instruments, as applicable, in accordance with Section 6.24 of the Transaction Agreement;

(d)    all books, records, corporate minute books and other files (on computer disc, if available) maintained by the Seller and its Subsidiaries relating to the Transferred Assets;

(e)    a certificate of good standing, dated as of the Closing Date (or, as necessary, the most recent practicable date), for the Transfer Sub from its jurisdiction of organization and from each other state in which the Transfer Sub is qualified to do business as a foreign Person; and

(f)    without limitation by specific enumeration of the foregoing, all other customary documents and deliveries reasonably required from the Subsidiary Seller to consummate the Transfer Sub Membership Interests Purchase.

Section 5.03    PropCo Buyer’s Additional Closing Deliverables. At the Transfer Sub Membership Interests Closing, in addition to the payment of the Transfer Sub Membership Interests Purchase Price, the PropCo Buyer shall deliver to the Seller and the Transfer Sub:

(a)    a joinder to the Transfer Sub’s Operating Agreement, duly executed by the PropCo Buyer (a “Joinder”), and a counterpart signature page to the Transfer Sub Membership Interests Assignment Agreement;

(b)    a counterparty signature page to the Transfer Sub Membership Interests Assignment Agreement, duly executed by the PropCo Buyer; and

(c)    without limitation by specific enumeration of the foregoing, all other customary documents and deliveries reasonably required from the PropCo Buyer to consummate the Transfer Sub Membership Interests Purchase.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 6.01    Representations and Warranties. The Seller represents and warrants to the PropCo Buyer as follows:

(a)    As of Closing, the Subsidiary Seller will be the record and beneficial owner of the Transfer Sub Membership Interests free and clear of any and all Encumbrances (other than restrictions on the subsequent transfer imposed by state and federal securities laws, Gaming Laws or the Transfer Sub Operating Agreement). The Subsidiary Seller has the right, authority and power to sell, assign and transfer the Transfer Sub Membership Interests to the PropCo Buyer. Upon delivery to the PropCo Buyer of the Transfer Sub Membership Interests Assignment Agreement at the Transfer Sub Membership Interests Closing and the PropCo Buyer’s payment of the Transfer Sub Membership Interests Purchase Price and any other amounts required to be paid by the PropCo Buyer hereunder, the PropCo Buyer shall acquire title to the Transfer Sub Membership Interests free and clear of any Encumbrance other than Encumbrances created by the PropCo Buyer and restrictions on the subsequent transfer imposed by state and federal securities laws, Gaming Laws or the Transfer Sub Operating Agreement.

(b)    The Transfer Sub Membership Interests held by the Subsidiary Seller constitute all of the issued and outstanding limited liability company membership interests of the Transfer Sub. Other than the Transfer Sub Membership Interests, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership, limited liability company or other equity interests of the Transfer Sub or obligating the Transfer Sub to issue or sell any membership, limited liability company or other equity interests, or any other interest in, or convertible into or exchangeable for, any such interests in, the Transfer Sub except as contemplated herein.

(c)    Each outstanding membership interest or other equity or ownership interest of the Transfer Sub is duly authorized, validly issued, fully paid and nonassessable.

(d)    All of the Transfer Sub Membership Interests were not issued or transferred in violation of any preemptive or subscription rights, rights of first refusal or other rights of any Person.

ARTICLE VII

COVENANTS

Section 7.01    Transfer Taxes. All transfer, registration, documentary, sales, use, conveyance, stamp, recording, value added and other such Taxes and fees (including any penalties and interest), if any, incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid when due by the Seller. The Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the PropCo Buyer shall cooperate with respect thereto as necessary). The covenants and agreements of this Section 7.01 shall survive the Closing.

Section 7.02    Consents, Approvals, Acknowledgements and Amendments. The Seller shall use commercially reasonable efforts to obtain and deliver to the PropCo Buyer, on or before the Closing Date, those estoppel certificates, subordination, non-disturbance and attornment agreements, third party consents, approvals, terminations, amendments and/or acknowledgements, each in recordable form, as applicable, that are set forth on Schedule 7.02 attached hereto in the form requested by the PropCo Buyer (subject to commercially reasonable changes requested by the applicable third party).

Section 7.03    Conduct of the Seller Prior to the Closing; Access to Company Real Property. Notwithstanding anything to the contrary contained in the Transaction Agreement, from the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article IX, except as otherwise required by Law, as specifically set forth in Section 6.01 of the Seller Disclosure Letter or as consented to in writing by the Buyers, which consent (x) with respect to (a), (b) and (d) below, the Buyers may withhold in their sole and absolute discretion and (y) with respect to (c) below, shall not be unreasonably withheld, conditioned or delayed (provided that the Occupancy Agreement (as defined below) in question is an arm’s-length agreement on market terms), the Seller, in respect of the Company or any Company Subsidiary, shall not, and shall cause the Company and each Company Subsidiary not to:

(a)    sell, pledge, transfer, assign, abandon, dispose of or otherwise subject to any Encumbrance (except for Permitted Encumbrances and as permitted under subparagraph (c) below) the Conveyed Property or any Transfer Sub Membership Interests;

(b)    acquire any real property;

(c)    enter into any lease, sublease or license of the Conveyed Property or any renewal, modification, amendment or termination of any of the foregoing (any of the foregoing, an “Occupancy Agreement”), other than: (x) any renewal of a Tenant Lease exercised by the Tenant in accordance with the terms of such Tenant Lease and (y) entering into any lease, sublease or license of the Conveyed Property that (1) is an arm’s-length agreement on market terms, (2) is for a term not to exceed six months and that in any event terminates by its terms prior to the Closing Date and (3) pursuant to which the applicable tenant, subtenant or licensee is required to vacate its premises before the Closing Date, provided, that if the tenant, subtenant or licensee does not timely vacate its premises, the Seller shall be responsible for all costs, whether incurred before, on or after the Closing Date, for removal of the tenant, subtenant or licensee from its premises; or

(d)    enter into any Contract (or amendment, modification or supplement of any existing Contract) to sell the Conveyed Property or the Transfer Sub Membership Interests or any portion of any of the foregoing other than this Agreement.

Section 7.04    Post-Closing Escrow. At the Closing, the PropCo Buyer shall deposit with the Escrow Agent, pursuant to an escrow agreement consistent with the provisions of this Section 7.04 and reasonably acceptable to the Seller, the PropCo Buyer and the Escrow Agent (the “Transfer Sub Escrow Agreement”), a portion of the Transfer Sub Membership Interests Purchase Price consisting of cash in an amount equal to $3,500,000 (the “Original Escrowed Amount”), which may be reduced from time to time in accordance with the terms of the Transfer Sub Escrow Agreement to reflect any sums paid to the PropCo Buyer from time to time pursuant to this Section 7.04 (the “Escrowed Amount”). Each of the representations and warranties set forth in Section 6.01 hereof and Sections 3.01(e), 3.01(f), 3.02(e)-(h), 3.06(b)-(c) and 3.16(i) of the Transaction Agreement shall be deemed “Surviving Representations” for purposes of this Section 7.04; provided, that, any breach of the representations and warranties set forth in Section 3.01(f) (other than Subsection 3.01(f)(i) and Subsection 3.01(f)(iv)) shall not be deemed to have occurred for purposes of this Section 7.04 if such breach would have occurred even if the Conveyed Property had been conveyed directly to the PropCo Buyer (rather than conveyed to the Transfer Sub with the Transfer Sub Membership Interests transferred to the PropCo Buyer). Notwithstanding the first sentence of Section 10.14 or the Transaction Agreement, the Surviving Representations shall survive the Closing for a period of one (1) year following the Closing Date (the “Survival Period”); provided, that if, prior to the end of the Survival Period, the PropCo Buyer shall have asserted in writing a claim with respect to the particular Surviving Representation (a “Claim Notice”) and commenced a legal proceeding against the Seller within sixty (60) days of delivery of such Claim Notice alleging that the Seller is in breach of such Surviving Representation and that the PropCo Buyer has suffered damages as a result thereof, such claim shall continue beyond the end of the Survival Period. If the Parties agree, or a court of competent jurisdiction determines, that (a) the applicable Surviving

Representation was breached as of the Closing Date and (b) the PropCo Buyer suffered actual damages (including reasonable out-of-pocket attorneys’ fees and other reasonable out-of-pocket expenses) by reason of such breach (“Surviving Representation Damages”), then the PropCo Buyer shall be entitled to receive an amount equal to such damages, but in no event in an amount greater than the then-remaining Escrowed Amount. Any Surviving Representation Damages shall be determined without duplication of recovery by the PropCo Buyer by reason of the state of facts giving rise to such loss constituting a breach of more than one (1) Surviving Representation. Except as set forth in Section 10.14, following the Survival Period, the Seller shall have no further liability with respect to the Surviving Representations and the PropCo Buyer shall look exclusively to the R&W Insurance Policy for any and all claims regarding any breaches of representations and warranties provided for in this Agreement, and there shall be no further requirement of the Seller to maintain all or any portion of the Escrowed Amount; provided, that if as of the expiration of the Survival Period, the PropCo Buyer shall have provided a Claim Notice to the Seller and commences a legal proceeding against the Seller within sixty (60) days of delivery of such Claim Notice alleging that the Seller is in breach of such Surviving Representation and that the PropCo Buyer has suffered damages as a result thereof, then the Escrow Agent shall retain, pursuant to the Transfer Sub Escrow Agreement, cash in an amount equal to the lesser of (i) the amount claimed by the PropCo Buyer in such writing and (ii) the then-remaining Escrowed Amount, pending resolution or settlement of such claim. Except as set forth in Section 10.14, the aggregate liability of the Seller to the PropCo Buyer in respect of all obligations for Surviving Representation Damages under this Section 7.04 shall not exceed the Original Escrowed Amount and the PropCo Buyer acknowledges and agrees that in no event shall the Seller have any obligation or liability in connection with any breach of the Surviving Representations in excess of the then-remaining Escrowed Amount, and in the event that the Original Escrowed Amount is paid to the PropCo Buyer on account of claims under this Section 7.04, then this Section 7.04 shall be of no further force or effect. The Parties agree to treat any indemnity payment made pursuant to this Section 7.04 as an adjustment to the Transfer Sub Membership Interests Purchase Price for all tax purposes unless otherwise required pursuant to applicable Law. This Section 7.04 shall survive the Closing.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01    Conditions to Obligations of Both Parties. The obligation of each Party to effect the Transfer Sub Membership Interests Closing is conditioned upon the satisfaction at or prior to the Transfer Sub Membership Interests Closing (or waiver by both the Seller and the PropCo Buyer, to the extent permitted by applicable Law) of each of the following:

(a)    the conditions set forth in Section 7.01 of the Transaction Agreement (except for Section 7.01(d)) shall have been satisfied or otherwise waived by the PropCo Buyer, the Seller and the OpCo Buyer in writing (which waiver the PropCo Buyer may give or withhold in its sole discretion); it being understood and agreed that (x) the conditions set forth in Section 7.01 of the Transaction Agreement (except for Section 7.01(d)) are conditions to each of the Seller’s and the PropCo Buyer’s respective obligations to consummate the Transfer Sub Membership Interests Closing as if repeated in this Section 8.01(a) and (y) no waiver of any condition in Section 7.01 of the Transaction Agreement by any party to the Transaction Agreement shall be deemed to be a waiver of this Section 8.01(a); and

(b)    the Transaction Agreement shall not have been terminated.

Section 8.02    Additional Conditions to Obligations of the PropCo Buyer. The obligation of the PropCo Buyer to effect the Transfer Sub Membership Interests Closing is further conditioned upon satisfaction (or waiver by the PropCo Buyer, which waiver the PropCo Buyer may give or withhold in its sole discretion) at or prior to the Transfer Sub Membership Interests Closing of each of the following:

(a)    the conditions set forth in Section 7.02 of the Transaction Agreement shall have been satisfied or otherwise waived by the PropCo Buyer in writing (which waiver the PropCo Buyer may give or withhold in its sole discretion), provided, that any waiver by the OpCo Buyer of the conditions set forth in Section 7.02(c) with respect to the Escrow Agreement only shall suffice and not require any additional waiver by the PropCo Buyer; it being understood and agreed that (x) the conditions set forth in Section 7.02 of the Transaction Agreement are conditions to the PropCo Buyer’s obligation to consummate the Transfer Sub Membership Interests Closing as if repeated in this Section 8.02(a) and (y) no waiver of any condition in Section 7.02 of the Transaction Agreement by any party to the Transaction Agreement shall be deemed a waiver of this Section 8.02(a);

(b)    the Reorganization Closing shall have occurred;

(c)    fee title to the Conveyed Property shall be conveyed and transferred to, and as of the Closing held by, the Transfer Sub, subject only to the Permitted Encumbrances and any other title defects or encumbrances that, individually or in the aggregate, do not and would not reasonably be expected to materially reduce the value of the Conveyed Property or materially interfere with the use of the Conveyed Property as it is currently used (such other title defects or encumbrances, collectively, “Additional Encumbrances”), and the Title Policy shall be issued to the PropCo Buyer (or its designee) in the condition required by the definition of the term “Title Policy” (except that the same may be subject to Additional Encumbrances, which Additional Encumbrances shall be deemed “Permitted Encumbrances” for purposes of this Agreement); provided, however, that in the event that at or prior to the Transfer Sub Membership Interests Closing, title to the Conveyed Property is subject to one or more monetary Encumbrances that are not otherwise Permitted Encumbrances, any of such monetary Encumbrances shall be deemed “Permitted Encumbrances” for the purposes of this Agreement if (i) such Encumbrance is monetary in nature, (ii) all such monetary Encumbrances (together with any Permitted Encumbrances included in subsection (iii) of the definition of Permitted Encumbrances as set forth in the Transaction Agreement) secure obligations that do not exceed $6,000,000.00 in the aggregate and (iii) such monetary Encumbrance is affirmatively insured against by the Title Company pursuant to affirmative insurance reasonably acceptable to the PropCo Buyer.

(d)    the estoppel certificates, third party consents, terminations, amendments, and/or acknowledgements, each in recordable form, as applicable, that are set forth on Schedule 8.02(d) attached hereto in the form requested by the PropCo Buyer (subject to commercially reasonable but immaterial changes requested by the applicable third party) shall have been obtained; and

(e)    each and all of the agreements and covenants of the Seller and its Affiliates to be performed and complied with pursuant to this Agreement on or prior to the Closing have been duly performed and complied with in all material respects.

Section 8.03    Additional Conditions to Obligations of the Seller. The obligation of the Seller to effect the Transfer Sub Membership Interests Closing is further conditioned upon satisfaction (or waiver by the Seller, which waiver the Seller may give or withhold in its sole discretion) at or prior to the Transfer Sub Membership Interests Closing of the conditions set forth in Section 7.03 of the Transaction Agreement in accordance with the terms of the Transaction Agreement.

Section 8.04    Frustration of Closing Conditions. Neither the PropCo Buyer nor the Seller may rely on any failure to any condition set forth in this Article VIII to be satisfied if such failure was primarily due to the failure of such Party to perform any of its obligations under this Agreement or the Transaction Agreement.

Section 8.05    Closings Contingent. Notwithstanding anything to the contrary set forth in this Agreement, in the event the Membership Interest Sale is not consummated following the Transfer Sub Membership Interests Closing on the date upon which the Transfer Sub Membership Interests Closing is consummated in accordance with Article II of the Transaction Agreement, the Transfer Sub Membership Interests Closing shall be, and shall be deemed to be void and of no further force or effect.

ARTICLE IX

TERMINATION

Section 9.01    Termination. This Agreement shall automatically terminate if the Transaction Agreement is terminated pursuant to its terms.

Section 9.02    Effect of Termination. In the event that this Agreement is terminated pursuant to Section 9.01, each Party will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to either Party, except as otherwise provided in Section 8.02 of the Transaction Agreement.

Section 9.03    Remedies Upon Termination. The Parties shall be entitled to the remedies provided for in Section 8.03 of the Transaction Agreement, without duplication, as and solely to the extent provided in such Section 8.03 and subject to the limitations set forth therein.

ARTICLE X

MISCELLANEOUS

Section 10.01    Expenses. Except as otherwise expressly provided herein, all Transaction Expenses shall be paid by the Party incurring such costs and expenses, whether or not the Transfer Sub Membership Interests Closing shall have occurred. For avoidance of doubt, and notwithstanding anything to the contrary contained herein, (i) the Seller and the PropCo Buyer shall each be responsible for fifty percent (50%) of the exam fees related to the Title Policy, the base premium for the Title Policy and the cost of the non-imputation endorsement to the Title Policy to be obtained by the PropCo Buyer in connection with the Closing, (ii) the Seller shall be responsible for the recording fee related to the Deed and (iii) the PropCo Buyer shall be responsible for all other costs and expenses (including, without limitation, premiums for endorsements) related to the Title Policy.

Section 10.02    Notices. Section 9.02 of the Transaction Agreement shall apply to the Seller and the PropCo Buyer hereunder mutatis mutandis. All notices, requests, claims, demands, waivers and other communications hereunder to be delivered to the Transfer Sub shall be delivered (i) to the Seller, if before the Transfer Sub Membership Interests Closing and (ii) to the PropCo Buyer, if after the Transfer Sub Membership Interests Closing.

Section 10.03    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)    the word “or” shall be disjunctive but not exclusive;

(e)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(f)    a defined term has its defined meaning throughout this Agreement and each exhibit, schedule, certificate or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)    all references to prices, values or monetary amounts refer to United States dollars;

(h)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)    this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k)    any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l)    the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;

(m)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n)     any references to (i) any Contract (including this Agreement), statute or regulation are to the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Authority include any successor to that Governmental Authority; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section;

(o)    all references to days mean calendar days unless otherwise provided; and

(p)    all references to time mean New York City time.

Section 10.04    Severability. Any non-material term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 10.05     Entire Agreement. This Agreement and the Transaction Agreement, together with any documents and instruments executed pursuant hereto and thereto, constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the Exhibits, the statements in the body of this Agreement will control.

Section 10.06        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, except that the PropCo Buyer may assign any and all of its rights under this Agreement to one or more of its wholly-owned Subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.07        No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except the Debt Financing Parties may enforce (and the Debt Financing Parties are intended third party beneficiaries of) the provisions of Section 9.03 (solely to the extent that it relates to the Debt Financing Parties), this Section 10.07 (solely to the extent that it relates to the Debt Financing Parties), Section 10.08 (solely to the extent that it relates to the Debt Financing Parties), the proviso in the first sentence of Section 10.09 and Section 10.10 solely to the extent that it relates to the Debt Financing Parties).

Section 10.08     No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party hereto has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Transactions contemplated hereby. In addition, the Seller agrees on behalf of itself and its affiliates that none of the Debt Financing Parties shall have any liability or obligation to the Seller or any of its affiliates relating to this Agreement or any of the Transactions (including the Debt Financing) whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything herein to the contrary, nothing shall limit (i) the PropCo Buyer’s obligations under Section 6.19 of the Transaction Agreement or (ii) the rights of the Seller or its affiliates pursuant to any existing financing arrangements of the Seller or such affiliate with any of the Debt Financing Parties.

Section 10.09        Amendment; Waiver. This Agreement may only be amended or supplemented by an agreement in writing signed by the PropCo Buyer and the Seller; provided that, notwithstanding anything to the contrary contained herein, Section 9.03 (solely to the extent that it relates to the Debt Financing Parties), Section 10.07 (solely to the extent that it relates to the Debt Financing Parties), Section 10.08 (solely to the extent that it relates to the Debt     Financing Parties), this proviso of Section 10.09 and Section 10.10 (solely to the extent it relates to the Debt Financing Parties) (and any related definition to the extent an amendment of such definition would modify the substance of any of the foregoing provisions) may not be amended in a manner that is materially adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by either Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. Subject to the provisions of Section 10.11 hereof, Section 9.10 of the Transaction Agreement shall apply to the Seller, the PropCo Buyer and the Transfer Sub hereunder mutatis mutandis.

Section 10.11    Specific Performance. The Parties agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts – provided that, solely to the extent necessary to enforce obligations hereunder related to the transfer of real property as determined by the Chosen Courts, the PropCo Buyer may pursue an action or proceeding in the state courts of the State of Ohio and the federal courts of the United States of America located in Cuyahoga County, Ohio – without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity subject to Section 8.03 of the Transaction Agreement. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance and further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach, subject to the provisions of Section 9.11 of the Transaction Agreement. Each Party further agrees that no other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything to the contrary set forth in this Agreement, if, for any reason, the OpCo Buyer shall fail to consummate the Membership Interest Sale, then (x) the foregoing provisions of this Section 10.11 shall be void and of no force or effect, and (y) the Seller shall not be entitled to specific performance or any other equitable relief or remedy as against PropCo Buyer, and the Seller’s sole and exclusive remedy shall be as set forth in Section 8.03 of the Transaction Agreement. For the avoidance of doubt, the Seller acknowledges and agrees that in the event that the Buyers timely pay the Termination Fee to the Seller, subject to and in accordance with Section 8.03 of the Transaction Agreement, the Termination Fee shall be the Seller’s sole and exclusive remedy for the Buyers’ failure to consummate the Membership Interest Sale and/or the Transfer Sub Membership Interests Closing.

Section 10.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13    Payments and Revenues. If, after the Closing, any Party shall receive any payment, revenue or other amount that belongs to another Party pursuant to this Agreement, such receiving Party shall promptly remit or cause to be remitted such amount to the Party entitled to such amount.

Section 10.14    Survival. Except to the extent set forth in Section 7.04, the representations, warranties and covenants contained in this Agreement or in any certificates or other documents delivered prior to or as of the Closing shall survive the Closing as and to the extent set forth in the Transaction Agreement. Notwithstanding the foregoing, the covenants and agreements that by their terms are to be satisfied after the Closing Date shall survive until satisfied in accordance with their terms. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit or prohibit the rights of the Buyers to pursue recoveries under the R&W Insurance Policy or the rights and remedies of the Buyers in the event of Fraud or Willful Breach on the part of Seller.

Section 10.15    PropCo Buyer’s and Transfer Sub’s Reliance on its Investigations and Release The provisions of this Section 10.15 shall survive the Transfer Sub Membership Interests Closing indefinitely and shall not be deemed merged into any of the Closing documents.

(a)    EACH OF THE PROPCO BUYER AND THE TRANSFER SUB ACKNOWLEDGES AND AGREES, BY CONSUMMATING THE TRANSFER SUB MEMBERSHIP INTERESTS CLOSING, IT WILL BE DEEMED TO HAVE BEEN GIVEN A FULL OPPORTUNITY TO INSPECT AND INVESTIGATE EACH AND EVERY ASPECT OF THE COMPANY REAL PROPERTY, EITHER INDEPENDENTLY OR THROUGH AGENTS OF THE PROPCO BUYER’S CHOOSING. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE SELLER, THE TRANSFER SUB AND THE PROPCO BUYER AGREE THAT THE SUBSIDIARY SELLER IS ASSIGNING AND TRANSFERRING AND THE TRANSFER SUB IS ACCEPTING THE CONVEYED PROPERTY ON AN “AS IS, WHERE IS, ALL FAULTS” BASIS AS OF THE DATE OF THIS AGREEMENT, SUBJECT TO ORDINARY WEAR AND TEAR, WITH ANY AND ALL LATENT AND PATENT DEFECTS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER WHICH ARE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TRANSACTION AGREEMENT AND THE OTHER INSTRUMENTS DELIVERED PURSUANT TO THE TRANSACTION AGREEMENT. EACH OF THE PROPCO BUYER AND THE TRANSFER SUB ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN THIS AGREEMENT, THE TRANSACTION AGREEMENT AND THE OTHER INSTRUMENTS DELIVERED PURSUANT TO THE TRANSACTION AGREEMENT, IT IS SOLELY RELYING UPON ITS EXAMINATION OF THE COMPANY REAL PROPERTY AND IT IS

NOT RELYING UPON ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM THE SELLER OR THE SUBSIDIARY SELLER OR THEIR RESPECTIVE AGENTS OR BROKERS AS TO ANY MATTER CONCERNING THE COMPANY REAL PROPERTY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE COMPANY REAL PROPERTY, INCLUDING, BUT NOT LIMITED TO, ACCESS, THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE COMPANY REAL PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE COMPANY REAL PROPERTY, AND THE COMPANY REAL PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, SUITABILITY, VALUE OR FITNESS OF THE COMPANY REAL PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE COMPANY REAL PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE COMPANY REAL PROPERTY, (VI) THE COMPLIANCE OF THE COMPANY REAL PROPERTY OR THEIR OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE COMPANY REAL PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE COMPANY REAL PROPERTY, (IX) THE CONDITION OF TITLE TO THE COMPANY REAL PROPERTY, (X) ANY FORECASTS, PROJECTIONS OR ESTIMATES OF FUTURE RESULTS, INCLUDING THE NET OPERATING INCOME WITH RESPECT TO THE COMPANY REAL PROPERTY, AND (XI) THE ECONOMICS OF THE OPERATION OF THE COMPANY REAL PROPERTY.

(b)    WITHOUT LIMITING THE ABOVE, EXCEPT AS OTHERWISE PROVIDED IN ANY AGREEMENT ENTERED INTO BETWEEN THE PROPCO BUYER AND/OR ITS AFFILIATES, ON THE ONE HAND, AND THE SELLER AND/OR ITS AFFILIATES, ON THE OTHER HAND (INCLUDING, WITHOUT LIMITATION, ANY COVENANT OR OBLIGATION OF THE SELLER AND/OR ITS AFFILIATES PURSUANT TO ANY SUCH AGREEMENT), EFFECTIVE UPON THE TRANSFER SUB MEMBERSHIP INTERESTS CLOSING, EACH OF THE PROPCO BUYER AND THE TRANSFER SUB, FOR AND ON BEHALF OF ITSELF, ANY ENTITY AFFILIATED WITH THE PROPCO BUYER OR THE TRANSFER SUB, AS APPLICABLE, AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES THE SELLER, SUBSIDIARY SELLER AND THEIR RESPECTIVE AFFILIATES, PARTNERS, MEMBERS, SHAREHOLDERS, INVESTMENT MANAGERS, PROPERTY MANAGERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM AND THEIR RESPECTIVE PREDECESSORS, HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, LEGAL OR

ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) OF WHATEVER KIND OR NATURE, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR FUTURE, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING, BROUGHT OR THREATENED, OR ORDERED BY ANY APPROPRIATE GOVERNMENTAL AUTHORITY) THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH OR RELATING TO ANY ASSUMED LIABILITY, THE COMPANY REAL PROPERTY OR ITS CONDITION OR ANY LAW APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE PRESENCE, MISUSE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS MATERIALS AT THE COMPANY REAL PROPERTY AND ANY LIABILITY OR CLAIM RELATED TO THE COMPANY REAL PROPERTY ARISING UNDER ANY ENVIRONMENTAL LAWS, BUT IN ALL EVENTS EXCLUDING (I) ANY REPRESENTATIONS, WARRANTIES AND/OR OBLIGATIONS OF THE SELLER OR ITS SUBSIDIARIES UNDER THIS AGREEMENT, THE TRANSACTION AGREEMENT OR ANY INSTRUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTION AGREEMENT THAT EXPRESSLY SURVIVE THE TRANSFER SUB MEMBERSHIP INTERESTS CLOSING OR THE CLOSING AND (II) THE FRAUDULENT ACTIONS OF THE SELLER OR ITS SUBSIDIARIES.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Equity Purchase Agreement to be executed as of the date first written above.

JACK OHIO FINANCE LLC,
a Delaware limited liability company

By:	/s/ Matthew Cullen
Name:	Matthew Cullen
Title:	President

[Signature Page to Equity Purchase Agreement]

VICI PROPERTIES L.P., a Delaware limited partnership

By:	/s/ John Payne
Name:	John Payne
Title:	President

[Signature Page to Equity Purchase Agreement (Cincinnati)]